Exhibit 99.2

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

The Board of Directors

Colonial Properties Trust

2101 Sixth Avenue North, Suite 750

Birmingham, Alabama 35203

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 2, 2013, to the Board of Directors of Colonial Properties Trust (“Colonial”) as Annex G to, and reference thereto under the headings “SUMMARY—Opinions of Financial Advisor—Opinion of Colonial’s Financial Advisor” and “THE PARENT MERGER—Opinion of Colonial’s Financial Advisor” in the joint proxy statement/prospectus relating to the proposed merger involving Colonial and Mid-America Apartments Communities, Inc. (“Mid-America”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Mid-America (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

July 19, 2013